Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 23rd, 2003, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name “Silicon Valley East” (“Bank”) and MATRIXONE, INC., a Delaware corporation with its chief executive office located at 210 Littleton Road, Westford, Massachusetts 01886(“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 29, 1998, evidenced by, among other documents, a certain Loan and Security Agreement dated as of December 29, 1998, between Borrower and Bank, as amended by certain Loan Modification Agreements dated as of September 28, 1999, December 28, 1999, August 18, 2000, December 29, 2000, May 10, 2001, December 29, 2001, and December 24, 2002 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

Hereinafter, all indebtedness and obligations owing by Borrower to Bank shall be referred to as the “Obligations”.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 1.1 thereof:

““Revolving Maturity Date” means December 27, 2003.

and inserting in lieu thereof the following:

““ Revolving Maturity Date” means December 26, 2004.

2.	The Loan Agreement shall be amended by deleting the following provision appearing in Section 6.9 thereof:

“6.9 Tangible Net Worth. Borrower shall maintain, as of the last calendar day of each fiscal quarter, a Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000.00).”

and inserting in lieu thereof the following:

“6.9 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Ninety Million Dollars ($90,000,000.00).”

4. FEES. Borrower shall pay to Bank a modification fee equal to Seventeen Thousand Five Hundred Dollars ($17,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. .

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to remain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank (provided, however, in no event shall this Loan Modification Agreement become effective until signed by an officer of Bank in California).

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

	BORROWER:		BANK:
	MATRIXONE, INC.		SILICON VALLEY BANK, doing business as SILICON VALLEY EAST

By:	/s/ Maurice Castonguay	By:	/s/ Michael D. Sinclair

Name:	Maurice Castonguay	Name:	Michael D. Sinclair

Title:	CFO	Title:	Vice President

SILICON VALLEY BANK

By:	/s/ Maggie Garcia

Name:	Maggie Garcia

Title:	AVP

(signed in Santa Clara County, California)